Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	May 17, 2017 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER RESULTS

CLEVELAND, OH, MAY 17, 2017 Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based supplier of products and services for the automotive, trucking, locomotive, and aircraft industries, today reported operating results for the three-month and six-month periods ended March 31, 2017.

For the quarter ended March 31, 2017, sales were $3.3 million compared with $1.0 million in the same period last year, an increase of $2.3 million or 220%. For the quarter ended March 31, 2017, the Company recorded net income of $213,140 or $0.07 per share, compared with a net loss of $464,444 or ($0.28) per share, in the same period last year.

For the six-months ended March 31, 2017, sales were $5.7 million compared with $2.4 million in the same period last year, an increase of $3.3 million or 135%. For the six months ended March 31, 2017, the Company recorded a net loss of $100,566 or ($0.04) per share, compared with a net loss of $511,633 or ($0.31) per share, in the same period last year.

Brian Powers, Chairman and CEO, said, “The company had a profitable second quarter and performed as expected. We expect the third fiscal quarter to again be profitable and we are on track to reach our revenue and earnings goals for the year.”

For over 100 years, Hickok has provided high-quality products and services for the automotive, trucking, locomotive, and aircraft industries. Hickok designs and manufactures diagnostic tools and equipment sold to the automotive industry, as well as indicators and gauges sold primarily to companies in the aircraft and locomotive industries. In addition, the company sells flexible metal and silicone hose products primarily to the trucking industry and other industrial end-users.

Certain statements in this news release, including discussions of management's expectations for fiscal 2017, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate acquisitions and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED

Consolidated Income Statement (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2017	2016	2017	2016
Net sales	$3,346,315	$1,046,624	$5,703,241	$2,423,496

Costs and expenses:
Costs of sales	1,968,801	694,544	3,742,489	1,435,065
Product development	217,316	272,710	456,326	519,483
Marketing and administrative expenses	894,302	542,910	1,545,876	981,135
Interest charges, net of other income	48,192	3,162	98,961	3,336
Legal Matter	0	0	(50,000)	0
Other (Income) Expense	(3,563)	(2,258)	(5,972)	(3,890)
Total Costs and Expenses	3,125,048	1,511,068	5,787,680	2,935,129

Income (loss) before Provision for Income Taxes	221,267	(464,444)	(84,439)	(511,633)
Provision for (Recovery of) Income Taxes	8,127	0	16,127	0
Net income (loss)	$213,140	$(464,444)	$(100,566)	$(511,633)

Net income (loss) per common share
Basic	$0.07	$(0.28)	$(0.04)	$(0.31)
Diluted	$0.07	$(0.28)	$(0.04)	$(0.31)

Weighted average shares outstanding
Basic	2,877,493	1,638,215	2,865,165	1,638,215
Diluted	2,964,729	1,638,215	2,865,165	1,638,215

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